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                                                                   EXHIBIT 10.17

                           CARSON PIRIE SCOTT & CO.

                       1997 SENIOR EXECUTIVE BONUS PLAN

1. PURPOSE.

  The purpose of the 1997 Senior Executive Bonus Plan (the "PLAN") is to provide a select group of executive officers with an annual incentive opportunity, based on the achievement of preestablished, objective performance goals described in Section 4 ("PERFORMANCE GOALS"), to earn additional compensation so as to attract and retain such executive officers, and motivate them to enhance the value of the business of Carson Pirie Scott & Co. (the "COMPANY"). The Plan is intended to provide an annual incentive compensation opportunity which is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"), and is to be construed to the extent possible as providing for remuneration which is "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

2. ELIGIBILITY TO PARTICIPATE.

  (a) The participants in the Plan ("PARTICIPANTS") for any annual performance period (an "ANNUAL PERFORMANCE PERIOD") shall be those executive officers of the Company who are selected by the Committee (as defined in Section 7) to participate in the Plan for such Annual Performance Period. Such selection shall be made by the Committee within 90 days following the commencement of each Annual Performance Period. No executive officer shall have any right to participate in the Plan for any Annual Performance Period unless selected to participate in the Plan by the Committee.

  (b) An executive officer shall automatically cease to be a Participant, without notice to or consent of such executive officer, upon the earliest to occur of the following events: (i) the Participant's death, (ii) the Participant's permanent and total disability (within the meaning of the Company's Pension Plan), or (iii) the Participant's termination of employment with the Company.

3. ANNUAL PERFORMANCE PERIOD.

  Each Annual Performance Period shall be a fiscal year of the Company, commencing with the fiscal year ending January 31, 1998.

4. BONUS AMOUNTS AND PERFORMANCE GOALS.

  Prior to the 90th day following the start of each Annual Performance Period and while the outcome of the Performance Goals is substantially uncertain, the Committee will establish, in writing, for each Participant (i) a bonus amount (expressed as a percentage of annual rate of base salary) payable in accordance with the Plan and (ii) one or more Performance Goals with respect to such bonus amount. Each Performance Goal will consist of, and achievement of each Performance Goal will be measured against, one of the following criteria:

    (a) Net sales;

    (b) Gross margin dollars (sales minus cost of sales);

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    (c) Earnings before interest, taxes, depreciation and amortization, after taking into account bonuses payable under the Company's bonus plans, including the Plan ("EBITDA");

    (d) Store four-wall EBITDA; and

    (e) Customer satisfaction (measured by customer responses).

Each Performance Goal established by the Committee will include the following levels of achievement: a minimum level ("MINIMUM"); a target level ("TARGET"); and a maximum level ("MAXIMUM"). The Committee, in its sole discretion, may establish all other terms and conditions applicable to the Performance Goals and the measurement of their achievement, including without limitation the relative weighting of multiple Performance Goals, that may be necessary or appropriate to implement the Plan. Each Performance Goal must be based upon measurable criteria which would permit a third party having knowledge of the relevant facts to determine whether the Performance Goal was satisfied and to calculate the amount payable to the Participant. The Performance Goals must preclude the discretion to increase the bonus amount payable to the Participant over that which would otherwise be payable upon attainment of the Performance Goal.

5. BONUS AWARDS.

  (a) Each Participant shall be eligible to receive the bonus amount determined by the Committee in accordance with Section 4, payable in cash pursuant to Section 6, if and to the extent, with respect to such bonus amount, the Performance Goal or the Performance Goals established for the Participant for the Annual Performance Period are achieved in accordance with the following sentence (a "BONUS AWARD"). Subject to subsection (b), if the performance level achieved is:

    (i) equal to or below the established Minimum, no Bonus Award will be paid;

    (ii) between the Minimum and the Target, the Bonus Award will be prorated between such levels;

    (iii) equal to the Target, one-half of the maximum Bonus Award will be paid;

    (iv) between the Target and Maximum, the Bonus Award will be prorated between such levels; and

    (v) equal to or greater than Maximum, the maximum Bonus Award will be paid.

  (b) The maximum Bonus Award payable to any Participant for any Annual Performance Period pursuant to the Plan may not exceed the lesser of (x) 75% of such Participant's annual rate of base salary as in effect on the first day of the Annual Performance Period (including salary deferrals under Section 125 or 401(k) of the Code) and (y) $900,000.

  (c) The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Bonus Award of any Participant. In determining whether a Bonus Award will be reduced or eliminated, the Committee may consider any extraordinary changes that may also have occurred during the Annual Performance Period, including without limitation changes in accounting practices or the law, and may consider such business performance criteria that it deems appropriate, including without limitation the Company's net income, cash flow, earnings per share and other relevant operating and strategic business results.

6. PAYMENT OF BONUS AWARDS.

  Subject to any shareholder approval required by law, payment of any Bonus Award for an Annual Performance Period in accordance with the Plan shall be made in cash to a Participant who is employed by the Company on the last day of the Annual Performance Period after the Committee shall have certified in writing

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that the Performance Goal or Performance Goals for the Annual Performance Period
were achieved and any other material terms of the Bonus Award were satisfied. Subject to the next sentence, at the request of a Participant made prior to the end of the ninth month of an Annual Performance Period, the Company may defer, for such period of time as the Participant may request at the time of such deferral, in accordance with the plans and policies of the Company, the payment of all or any portion of any Bonus Award which may become payable to the Participant with respect to the Annual Performance Period. If a Participant has the right to defer payment of all or any portion of the Participant's compensation from the Company in accordance with an employment or similar agreement, then the right to defer any Bonus Award and the terms of such deferral will be governed by that agreement.

7. ADMINISTRATION.

  (a) The Compensation Committee of the Board of Directors of the Company (the "BOARD"), or a subcommittee thereof, consisting solely of two or more members of the Board, each of whom shall be an "outside director" within the meaning of
Section 162(m) of the Code (the "COMMITTEE"), shall administer the Plan and be authorized to take all actions necessary or desirable to effect the purposes of the Plan, in its sole discretion, including, but not limited to:

     (i) providing rules for the management, operation and administration of the Plan;

     (ii) interpreting the Plan in its sole discretion to the fullest extent permitted by law; and

     (iii) correcting any defect or omission, or reconciling any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion.

  (b) The decisions of the Committee shall be final and conclusive for all purposes of the Plan and upon all persons and will not be subject to any appeal or review.

8. AMENDMENT OR TERMINATION.

  The Committee may, with the approval of the Board, amend or terminate the Plan by resolution at any time as it shall deem advisable, subject to any shareholder approval required by law, provided that the Committee may not amend the Plan to change any Performance Goal without the approval of a majority of the votes cast by shareholders in a separate vote.

9. MISCELLANEOUS.

  (a) Neither the establishment of the Plan nor participation herein shall be construed as conferring any legal rights upon any Participant or other person for continuation of employment, and the Company reserves its right to discharge any executive officer without regard to the effect such discharge might have upon such executive officer as a Participant in the Plan.

  (b) The Company shall withhold from any amounts payable under the Plan all federal, state, local and other taxes as may be required to be withheld by applicable law.

  (c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. In the event that the Committee shall find that any Participant has attempted to violate such provision or has become bankrupt, such benefit may, in the sole discretion of the Committee, be forfeited.

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  (d)  The Plan shall be interpreted and construed in accordance with the laws of the State of Wisconsin, without regard to principles of conflicts of laws.

  (e) If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

10. EFFECTIVE DATE

  The Plan shall be submitted to the shareholders of the Company for approval and, if approved by the affirmative vote of a majority of the Common Shares present in person or represented by proxy, shall be effective as of February 2, 1997.

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